EXHIBIT 4.4

                      NON-QUALIFIED STOCK OPTION AGREEMENT

         THIS NON-QUALIFIED STOCK OPTION AGREEMENT is made as of the Date of Grant set forth below, between TARRANT APPAREL GROUP, a California corporation (the "Company"), and the employee of or consultant to the Company whose name appears below (the "Optionee").

                                    RECITALS

         A. The Compensation Committee (the "Committee") has determined that it is to the advantage and in the best interests of the Company and its shareholders to grant a non-qualified stock option to the Optionee covering shares of the Company's Common Stock (or any class of stock into which such Common Stock is converted or reclassified) ("Common Stock") as an inducement to remain in the service of the Company and as an incentive for increased effort during such service, and has approved the execution of this Non-Qualified Stock Option Agreement between the Company and the Optionee.

         B. The option granted hereby is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, the parties hereto agree as follows:

                  1. GRANT OF OPTION. The Company grants to the Optionee the right and option (the "Option") to purchase on the terms and conditions hereinafter set forth, all or any part of such number of shares of Common Stock at such purchase price per share as are set forth below, which price is not less than the fair market value of such stock (as determined pursuant to Section 4 hereof) on the Date of Grant. The Option shall be exercisable from time to time in accordance with the provisions of this Agreement during a period expiring on the tenth anniversary of the Date of Grant (the "Expiration Date") or earlier in accordance with Section 5.

                  2. VESTING. The Option shall become exercisable to purchase, and shall vest with respect to, such percentage of the shares covered hereby (rounded to the nearest whole share) as may be set forth on the signature page hereof. In each case the number of shares which may be purchased shall be calculated to the nearest full share.

                  3. MANNER OF EXERCISE. Each exercise of the Option shall be by means of a written notice of exercise delivered to the Company, specifying the number of shares to be purchased and accompanied by payment to the Company of the full purchased price of the shares to be purchased solely (i) in cash or by check payable to the order of the Company, (ii) by delivery of shares of Common Stock of the Company already owned by, and in the possession of, the Optionee, valued at their fair market value, as determined in accordance with Section 4, or (iii) (x) by a promissory note made by Optionee in favor of the Company,


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upon the terms and  conditions  determined  by the Committee  including,  to the extent the Committee determines appropriate, a security interest in the shares issuable upon exercise or other property, or (y) through a "cashless exercise," in either case complying with applicable law (including, without limitation, state and federal margin requirements), or any combination thereof. Shares of Common Stock used to satisfy the exercise price of this Option shall be valued at their fair market value determined (in accordance with Section 4 hereof) on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date). This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than (a) one hundred (100) shares or (b) the total number of shares then eligible for exercise, if less than one hundred (100) shares.

                  The Option may be exercised (i) during the lifetime of the Optionee only by the Optionee; (ii) to the extent permitted by the Committee or by the terms of this Agreement, Optionee's spouse if such spouse obtained the Option pursuant to a qualified domestic relations ordered as defined by the Code of Title I of Employment Retirement Income Security Act of 1974 as amended, or the rules thereunder ("Qualified Domestic Relations Order"); and (iii) after the Optionee's death by his or her transferees by will or the laws of descent or distribution.

                  4. FAIR MARKET VALUE OF COMMON STOCK. The fair market value of shares of Common Stock shall be determined for purposes of this Agreement by reference to the closing price on the principal stock exchange on which such shares are then listed or, if such shares are not then listed on a stock exchange, by reference to the closing price (if approved for quotation on the NASDAQ National Market System) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers, Inc. through NASDAQ (or its successor in function), in each case as reported by THE WALL STREET JOURNAL, for the business day immediately preceding the date on which the Option is granted (which, for all purposes, shall be the Date of Grant) or exercised (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof).

                  5. TERMINATION OF EMPLOYMENT/ENGAGEMENT; DEATH OR PERMANENT DISABILITY. If the Optionee ceases to be employed or engaged by the Company or one of its affiliates for any reason other than the Optionee's death or "permanent disability" (within the meaning of Section 22(e)(3) of the Code), the Option shall be exercisable until the earlier of (i) the Expiration Date or (ii) a date three (3) months after the date the Optionee ceases to be an employee or consultant of the Company or such affiliate, to the extent exercisable on the date of such cessation of employment or engagement, and shall thereafter expire and be void and of no further force or effect. A leave of absence approved in writing by the Committee shall not be deemed a termination of employment or engagement for the purposes of this Section 5, but the Option may not be exercised during any such leave of absence, except during the first three (3) months thereof. If the Optionee dies or becomes "permanently disabled" while the Optionee is employed or engaged by the Company or one of its affiliates, the Option shall expire on the earlier of (i) the Expiration Date or (ii) a date one
(1) year after the date of such death or "permanent disability," to the extent exercisable on the date of death


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or  permanent  disability,  and shall  thereafter  expire  and be void and of no further force or effect. During such period after death, the Option may, to the extent that it remained unexercised (but exercisable by the Optionee according to the Option's terms) on the date of such death, be exercised by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or by the laws of descent and distribution.

                  6. SHARES TO BE ISSUED IN COMPLIANCE WITH FEDERAL SECURITIES LAWS AND EXCHANGE RULES. By accepting the Option, the Optionee represents and agrees, for the Optionee and his or her legal successors (by will or the laws of descent and distribution or through a Qualified Domestic Relations Order), that none of the shares purchased upon exercise of the Option will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or any applicable state "blue sky" laws. If required by the Committee at the time the Option is exercised, the Optionee or any other person entitled to exercise the Option shall furnish evidence satisfactory to the Company (including a written and signed representation) to such effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act or state "blue sky" laws by such person. The Company shall use reasonable efforts to take all necessary and appropriate action to assure that the shares issuable upon the exercise of this Option shall be issued in full compliance with the Securities Act, state "blue sky" laws and all applicable listing requirements of any principal securities exchange on which shares of the same class are listed.

                  7. NO ASSIGNMENT. The Option and all other rights and privileges granted hereby shall not be transferred, either voluntarily or by operation of law otherwise than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. Upon any attempt to so transfer or otherwise dispose of this Option or any other right or privilege granted hereby contrary to the provisions hereof, this Option and all rights and privilege contained herein shall immediately become null and void and of no further force or effect.

                  8. ADJUSTMENT FOR REORGANIZATIONS, STOCK SPLITS, ETC. If the outstanding shares of Common Stock of the Company (or any other class of shares or securities which shall have become issuable upon the exercise of this Option pursuant to this sentence) are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares receivable upon the exercise of this Option, without change in the total price applicable to the unexercised portion of this Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by this Option.

                  Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or


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more than eighty percent (80%) of the then  outstanding  stock of the Company to another corporation, this Option shall terminate; PROVIDED, however, that notwithstanding the foregoing, the Committee shall provide in writing in connection with such transaction for the appropriate satisfaction of this Option by one or more of the following alternatives (separately or in combination): (i) for this Option to become immediately exercisable notwithstanding the provisions of Sections 2 and 3; (ii) for the assumption by the successor corporation of this Option or the substitution by such corporation therefor of a new option covering the stock of the successor corporation or its affiliates with appropriate adjustments as to the number and kind of shares and prices; or (iii) for the payment in cash or stock in lieu of and in complete satisfaction of this Option.

                  Adjustments under this Section 8 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under this Option on any such adjustment.

                  9. PARTICIPATION BY THE OPTIONEE IN OTHER COMPANY PLANS. Nothing herein contained shall affect the right of the Optionee to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other employee welfare plan or program of the Company or of any subsidiary of the Company.

                  10. NO RIGHTS AS A SHAREHOLDER UNTIL ISSUANCE OF STOCK CERTIFICATE. Neither the Optionee nor any other person legally entitled to exercise this Option shall be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares issuable upon any exercise of the Option unless and until a certificate or certificates representing such shares shall have been actually issued and delivered to the Optionee. No shares shall be issued and delivered upon the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of an exemption therefrom), all applicable listing requirements of a national securities exchange on which shares of the same class are listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

                  11. NOT AN EMPLOYMENT OR SERVICE CONTRACT. Nothing herein contained shall be construed as an agreement by the Company or any of its affiliates, express or implied, to employ the Optionee or contract for the Optionee's services, to restrict the Company's or such affiliate's right to discharge the Optionee or cease contracting for the Optionee's services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Optionee and the Company or any of its affiliates.

                  12. EXECUTION. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of California.


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                           COMPANY:             TARRANT APPAREL GROUP



                                                By  /S/ PATRICK CHOW
                                                  ------------------------------
                                                    Patrick Chow,
                                                    Chief Financial Officer
                           OPTIONEE:
                                                    /S/ TODD KAY
                                                  ------------------------------
                                                    Todd Kay


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         By his or her signature  below, the spouse of the Optionee agrees to be bound by all of the terms and conditions of the foregoing Agreement.

                           OPTIONEE'S SPOUSE:

                                                --------------------------------
                                                Name

         The following terms and conditions are an integral part of the foregoing Incentive Stock Option Agreement.


                  Optionee:                     Todd Kay

                  Social Security No.:

                  Address:                      1150 Summit Drive
                                                Beverly Hills, CA 90210

                  Date of Grant:                05/28/03

                  Number of shares purchasable: 1,000,000

                  Exercise Price per share:     $3.65

                  Expiration Date:              05/28/13


                                Percentage Initially       Cumulative Percentage
Vesting Schedule Dates              Exercisable                 Exercisable
-----------------------         --------------------       ---------------------
       05/28/04                         25%                         25%
-----------------------         --------------------       ---------------------
       05/28/05                         25%                         50%
-----------------------         --------------------       ---------------------
       05/28/06                         25%                         75%
-----------------------         --------------------       ---------------------
       05/28/07                         25%                         100%
-----------------------         --------------------       ---------------------



  /S/ PATRICK CHOW                                   /S/ TODD KAY
-----------------------                             -----------------------
Tarrant Apparel Group                                Optionee:
Patrick Chow,                                        Todd Kay
Chief Financial Officer